News Release

For Immediate Release:	For More Information,
October 31, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today a net loss available to common shareholders of $0.7 million, or ($0.04) per diluted common share, for the three months ended September 30, 2011 compared to net income available to common shareholders of $2.8 million, or $0.17 per diluted common share, for the same period in 2010.  The results for quarter ended September 30, 2011 were negatively impacted by $2.3 million of accelerated accretion of the discount remaining on the preferred stock that was redeemed during the quarter.  This stock was originally issued to the U.S. Treasury in January 2009 as part of the program known as TARP.  When this preferred stock was redeemed, the remaining discount that was recorded upon the issuance of the stock, which had been on a five year accretion schedule, was immediately accreted as a reduction to net income available to common shareholders.

For the nine months ended September 30, 2011, net income to common shareholders amounted to $7.3 million, or $0.43 per diluted common share, compared to $9.1 million, or $0.54 per diluted common share, for the nine months ended September 30, 2010.

Operating results for the nine month period ended September 30, 2011 were impacted by the discount accretion previously discussed, as well as a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair values of the acquired assets and liabilities.  The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.  The Bank of Asheville was closed by regulatory authorities on January 19, 2011, and First Bank entered into a loss share purchase and assumption agreement with the FDIC to purchase substantially all of its assets and liabilities.  At the time First Bank assumed its operations, The Bank of Asheville operated through five branches in Asheville, North Carolina, and had total assets of $198 million, including $161 million in loans and $192 million in deposits.

Note Regarding Components of Earnings

In addition to the gain related to The Bank of Asheville acquisition, the Company’s results of operations are significantly affected by the on-going accounting for the two FDIC-assisted failed bank acquisitions that the Company has completed.  In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses.  For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements.  Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations.  The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items.  Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2011 amounted to $33.5 million, a 7.8% increase from the $31.1 million recorded in the third quarter of 2010.  Net interest income for the nine months ended September 30, 2011 amounted to $100.3 million, a 6.9% increase from the $93.8 million recorded in the comparable period of 2010.  The increases in net interest income have been due to higher net interest margins realized, which were partially offset by lower levels of average earning assets.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the third quarter of 2011 was 4.79%, a 49 basis point increase compared to the 4.30% margin realized in the third quarter of 2010.  For the nine month period ended September 30, 2011, the Company’s net interest margin was 4.77% compared to 4.27% for the same period in 2010.  The higher margins are primarily related to larger amounts of discount accretion on loans purchased in failed bank acquisitions, as well as lower overall funding costs.  The Company’s cost of funds has steadily declined from 1.06% in the third quarter of 2010 to 0.78% in the third quarter of 2011.  See page 5 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments, including discount accretion on purchased loans.  As previously discussed, the amount of discount accretion is offset by a corresponding 80% reduction in indemnification asset income, and therefore the positive impact of the discount accretion on the Company’s pretax income is equal to 20% of the amount of the discount accretion.

Provision for Loan Losses and Asset Quality

The Company’s provisions for loan losses remain at elevated levels, primarily due to high unemployment rates and declining property values in its market area that negatively impact collateral dependent real estate loans.  The Company’s provision for loan losses for non-covered loans amounted to $6.4 million in the third quarter of 2011 compared to $8.4 million in the third quarter of 2010.  For the nine months ended September 30, 2011, the provision for loan losses for non-covered loans was $21.6 million compared to $24.0 million for the comparable period of 2010.  The lower provisions for loan losses for non-covered loans in 2011 are primarily due to stabilization in overall loan quality and lower levels of non-covered nonperforming loans.

The Company’s provision for loan losses for covered loans amounted to $2.7 million and $9.8 million for the three and nine months ended September 30, 2011, whereas the Company did not record any provisions for loan losses on covered loans in the first nine months of 2010.  The 2011 provisions were necessary primarily due to declines in real estate values on collateral dependent loans.  As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

Total non-covered nonperforming assets have remained fairly stable over the past five quarter ends, ranging from $117 million to $120 million, or approximately 4.2% of total non-covered assets.  Covered nonperforming assets have generally declined over that same period, amounting to $158 million at September 30, 2011 compared to $181 million at September 30, 2010.

Noninterest Income

Total noninterest income was $3.5 million in the third quarter of 2011 compared to $4.0 million for the third quarter of 2010.  For the nine months ended September 30, 2011 and 2010, the Company recorded noninterest income of $22.8 million and $14.2 million, respectively.  The significant increase in noninterest income for the nine month period comparison is primarily attributable to the aforementioned bargain purchase gain recorded in the first quarter of 2011 related to The Bank of Asheville transaction.

Within noninterest income, service charges on deposits declined for the first nine months of 2011 compared to the same period in 2010, amounting to $10.0 million in 2011 compared to $10.4 million in 2010.  This decline was primarily attributable to lower overdraft fees, which began declining in the second half of 2010 partially as a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees.  Service charges on deposit accounts recorded in the third quarter of 2011 were approximately the same as they were in the third quarter of 2010.  Revenue that was lost in 2010 was substantially replaced by new fees on deposit accounts that took effect April 1, 2011.

Other service charges, commissions and fees amounted to $1.7 million in the third quarter of 2011 compared to $1.3 million in the third quarter of 2010.  For the nine months ended September 30, 2011, this line item totaled $5.0 million compared to $4.1 million in the comparable period of 2010.  The increases in 2011 are primarily attributable to increased debit card usage by the Company’s customers.  The Company earns a small fee each time its customers make a debit card transaction. Because the Company has less than $10 billion in assets, it is exempt from recently announced regulatory rules limiting this income.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area.  For the third quarter of 2011, these losses amounted to $5.2 million for covered properties compared to $6.3 million in the third quarter of 2010.  For the first nine months of 2011, losses on covered properties amounted to $12.7 million compared to $11.8 million for the same period in 2010.

Losses on non-covered foreclosed properties amounted to $0.9 million for the third quarter of 2011 compared to $0.1 million in the third quarter of 2010.  For the nine months ended September 30, 2011, losses on non-covered foreclosed properties amounted to $2.5 million compared to $0.1 million for the comparable period of 2010.

As previously discussed, indemnification asset income is recorded to reflect additional amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period.  For the third quarter of 2011, indemnification asset income totaled $3.6 million compared to $5.1 million the third quarter of 2010.  For the nine months ended September 30, 2011, indemnification asset income amounted to $10.5 million compared to $9.5 million for the same period of 2010.

Noninterest Expenses

Noninterest expenses amounted to $24.0 million in the third quarter of 2011, a 15.7% increase over the $20.7 million recorded in the same period of 2010.  Noninterest expenses for the nine months ended September 30, 2011 amounted to $71.9 million, a 10.7% increase from the $64.9 million recorded in the first nine months of 2010.

Personnel expense has increased in 2011 due to employees joining the Company in The Bank of Asheville acquisition, as well as higher employee medical expense due to higher claims.  Also, the Company has progressively built its infrastructure to manage increased compliance burdens, collection activities and overall growth.

Factors playing a role in the increased other operating expense line item were – 1) collection expenses on non-covered assets, which amounted to $1.1 million and $2.6 million for the three and nine months ended September 30, 2011, respectively, compared to $0.4 million and $1.4 million for the comparable periods in 2010, 2) fraud losses, which amounted to $0.2 million and $1.0 million for the three and nine months ended September 30, 2011, respectively, compared to a recovery of $0.3 million in the third quarter of 2010 and a loss of $0.4 million for the nine months ended September 30, 2010, and 3) overall higher overhead expenses associated with growth in the Company’s branch network, including the branches assumed from The Bank of Asheville.

Balance Sheet and Capital

Total assets at September 30, 2011 amounted to $3.3 billion, a 1.7% decrease from a year earlier.  Total loans at September 30, 2011 amounted to $2.4 billion, a 3.1% decrease from a year earlier, and total deposits amounted to $2.7 billion at September 30, 2011, a 0.8% decrease from a year earlier.

Since the onset of the recession, the Company has generally experienced declines in loans and deposits.  Normal loan paydowns and loan foreclosures have exceeded new loan growth, which has provided the liquidity to lessen reliance on high cost deposits.   However, for the first time since this trend began, the Company experienced sequential growth in its non-covered loan portfolio, which increased $18 million from June 30, 2011 to September 30, 2011.  The Company is actively pursuing lending opportunities in order to improve its asset yields, as well as to potentially decrease the dividend rate on its preferred stock, as discussed in the following paragraph.

On September 1, 2011, the Company received an investment of $63.5 million in the Company’s preferred stock from the U.S. Treasury as part of the Company’s participation in the Small Business Lending Fund (“SBLF”).  Simultaneously, the Company redeemed the $65 million of shares of preferred stock issued to the Treasury in January 2009 under the Capital Purchase Program, a part of the Troubled Asset Relief Program (“TARP”).  The goal of the SBLF is to incentivize healthy banks to make loans to small businesses.  Only 36% of the banks in the nation that applied to participate in the SBLF were approved.  Depending on our success in making small business loans, the dividend rate on the preferred stock could be reduced from the current 5% to as low as 1% for several years.  Based on current loan levels, the Company continues to pay at the 5% rate.  As previously discussed, the redemption of the TARP preferred stock resulted in an immediate acceleration of the remaining discount on the preferred stock that was recorded at the time of its issuance.  There was no discount recorded related to the SBLF preferred stock (because no warrants were issued in connection with this preferred stock issuance), and therefore there will be no future amounts recorded for preferred stock discount accretion.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 16.91% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.75% at September 30, 2011, an increase of 20 basis points from a year earlier.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “During the third quarter, we saw some positive developments, including a decrease in nonperforming assets and growth in our legacy loan portfolio.  We are hopeful that this continues.  First Bancorp remains very strong financially, and we are doing everything we can to improve this economy by lending to qualified borrowers.  In addition, we continue to provide free checking account options and free debit cards to our customers, which I know are appreciated.”

Mr. Ocheltree noted the following other corporate developments:

•
On October 24, 2011, the Company reported that it had reached an agreement to purchase eleven coastal branches from Waccamaw Bank, headquartered in Whiteville, North Carolina.  Seven of the branches are in Brunswick County, North Carolina, three branches are in Horry County, South Carolina, and one branch is in Wilmington, North Carolina.  Approximately $180 million in deposits and $98 million in performing loans are expected to be acquired in the transaction.  This transaction is subject to regulatory approval and is expected to be completed in the first quarter of 2012.

•	On November 3, 2011, the Shallotte, North Carolina branch will be holding a grand opening to celebrate the bank’s new facility on Highway 130 – Whiteville Road.

•	On December 5, 2011, the Wilmington, North Carolina Hanover Center branch is scheduled to re-open after an extensive renovation.

•	The Company has received regulatory approvals to open a branch in Salem, Virginia and to relocate its branch in Fort Chiswell, Virginia. Both are expected to occur in the spring of 2012.

•
On August 25, 2011, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 25, 2011 to shareholders of record on September 30, 2011.  This is the same dividend rate as the Company declared in the third quarter of 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$37,200	36,897
Interest on investment securities	1,921	1,778
Other interest income	107	135
Total interest income	39,228	38,810	1.1%
Interest expense
Interest on deposits	5,150	7,245
Other, primarily borrowings	589	494
Total interest expense	5,739	7,739	(25.8%)
Net interest income	33,489	31,071	7.8%
Provision for loan losses – non-covered loans	6,441	8,391	(23.2%)
Provision for loan losses – covered loans	2,705	–	n/m
Total provision for loan losses	9,146	8,391	9.0%
Net interest income after provision for loan losses	24,343	22,680	7.3%
Noninterest income
Service charges on deposit accounts	3,429	3,350
Other service charges, commissions, and fees	1,657	1,325
Fees from presold mortgages	468	404
Commissions from financial product sales	383	325
Foreclosed property losses and write-downs – covered	(5,176)	(6,335)
Foreclosed property losses and write-downs – non-covered	(919)	(57)
Indemnification asset income, net	3,589	5,068
Securities gains	–	1
Other gains (losses)	55	(124)
Total noninterest income	3,486	3,957	(11.9%)
Noninterest expenses
Personnel expense	13,066	11,309
Occupancy and equipment expense	2,763	2,812
Intangibles amortization	226	219
Merger expenses	12	–
Other operating expenses	7,891	6,371
Total noninterest expenses	23,958	20,711	15.7%
Income before income taxes	3,871	5,926	(34.7%)
Income taxes	1,314	2,078	(36.8%)
Net income	2,557	3,848	(33.5%)

Preferred stock dividends	(815)	(812)
Accretion of preferred stock discount	(2,474)	(215)

Net income (loss) available to common shareholders	$(732)	2,821	(125.9%)

Earnings (loss) per common share – basic	$(0.04)	0.17	(123.5%)
Earnings (loss) per common share – diluted	(0.04)	0.17	(123.5%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$33,489	31,071
Tax-equivalent adjustment (1)	389	330
Net interest income, tax-equivalent	$33,878	31,401	7.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$112,471	112,724
Interest on investment securities	5,815	5,650
Other interest income	300	463
Total interest income	118,586	118,837	(0.2%)
Interest expense
Interest on deposits	16,684	23,476
Other, primarily borrowings	1,619	1,577
Total interest expense	18,303	25,053	(26.9%)
Net interest income	100,283	93,784	6.9%
Provision for loan losses – non-covered	21,618	24,017	(10.0%)
Provision for loan losses – covered	9,805	–	n/m
Total provision for loan losses	31,423	24,017	30.8%
Net interest income after provision for loan losses	68,860	69,767	(1.3%)
Noninterest income
Service charges on deposit accounts	10,038	10,408
Other service charges, commissions, and fees	4,972	4,080
Fees from presold mortgages	1,109	1,216
Commissions from financial product sales	1,147	1,087
Gain from acquisition	10,196	–
Foreclosed property losses and write-downs – covered	(12,693)	(11,830)
Foreclosed property losses and write-downs – non-covered	(2,543)	(108)
Indemnification asset income, net	10,455	9,464
Securities gains	74	25
Other gains (losses)	38	(154)
Total noninterest income	22,793	14,188	60.6%
Noninterest expenses
Personnel expense	38,627	33,733
Occupancy and equipment expense	8,205	8,654
Intangibles amortization	676	654
Merger expenses	606	–
Other operating expenses	23,800	21,907
Total noninterest expenses	71,914	64,948	10.7%
Income before income taxes	19,739	19,007	3.9%
Income taxes	7,081	6,780	4.4%
Net income	$12,658	12,227	3.5%

Preferred stock dividends	(2,440)	(2,437)
Accretion of preferred stock discount	(2,932)	(643)

Net income available to common shareholders	$7,286	9,147	(20.3%)

Earnings per share - basic	$0.43	0.55	(21.8%)
Earnings per share - diluted	0.43	0.54	(20.4%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$100,283	93,784
Tax-equivalent adjustment (1)	1,162	956
Net interest income, tax-equivalent	$101,445	94,740	7.1%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2011	2010	2011	2010
Return on average assets (1)	(0.09%)	0.34%	0.29%	0.37%
Return on average common equity (2)	(1.00%)	3.89%	3.38%	4.30%
Net interest margin – tax-equivalent (3)	4.79%	4.30%	4.77%	4.27%
Net charge-offs to average loans – non-covered	1.26%	1.06%	1.66%	1.04%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	17.08	17.04	17.08	17.04
Tangible book value – common	12.93	12.83	12.93	12.83
Common shares outstanding at end of period	16,884,617	16,785,750	16,884,617	16,785,750
Weighted average shares outstanding – basic	16,875,918	16,779,554	16,843,716	16,754,678
Weighted average shares outstanding – diluted	16,903,031	16,807,135	16,871,010	16,784,032

CAPITAL RATIOS
Tangible equity to tangible assets	8.72%	8.52%	8.72%	8.52%
Tangible common equity to tangible assets	6.75%	6.55%	6.75%	6.55%
Tier I leverage ratio	10.26%	10.25%	10.26%	10.25%
Tier I risk-based capital ratio	15.66%	15.48%	15.66%	15.48%
Total risk-based capital ratio	16.91%	16.74%	16.91%	16.74%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,293,758	3,272,161	$3,322,562	3,343,223
Loans	2,441,486	2,529,356	2,471,804	2,577,640
Earning assets	2,808,205	2,894,660	2,841,021	2,966,424
Deposits	2,724,418	2,777,358	2,767,222	2,835,494
Interest-bearing liabilities	2,592,873	2,613,762	2,616,157	2,692,570
Shareholders’ equity	355,575	353,061	353,382	349,639

  (1)  Calculated by dividing annualized net income available to common shareholders by average assets.
  (2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
  (3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

Net interest income – tax-equivalent (1)	$33,878	34,868	32,699	33,931	31,401
Taxable equivalent adjustment (1)	389	388	385	361	330
Net interest income	33,489	34,480	32,314	33,570	31,071
Provision for loan losses – non-covered	6,441	7,607	7,570	9,629	8,391
Provision for loan losses – covered	2,705	3,327	3,773	20,916	–
Noninterest income	3,486	5,114	14,193	14,918	3,957
Noninterest expense	23,958	22,913	25,043	22,008	20,711
Income (loss) before income taxes	3,871	5,747	10,121	(4,065)	5,926
Income tax expense (benefit)	1,314	2,021	3,746	(1,820)	2,078
Net income (loss)	2,557	3,726	6,375	(2,245)	3,848
Preferred stock dividends	815	812	813	813	812
Accretion of preferred stock discount	2,474	229	229	214	215
Net income (loss) available to common shareholders	(732)	2,685	5,333	(3,272)	2,821

Earnings (loss) per common share – basic	(0.04)	0.16	0.32	(0.19)	0.17
Earnings (loss) per common share – diluted	(0.04)	0.16	0.32	(0.19)	0.17

 (1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2011	At June 30, 2011	At Dec. 31, 2010	At Sept. 30, 2010	One Year Change
Assets
Cash and due from banks	$75,772	73,676	56,821	51,812	46.2%
Interest bearing deposits with banks	167,712	164,571	155,181	267,863	-37.4%
Total cash and cash equivalents	243,484	238,247	212,002	319,675	-23.8%

Investment securities	217,403	229,437	235,200	194,708	11.7%
Presold mortgages	3,823	2,466	3,962	3,226	18.5%

Loans – non-covered	2,058,724	2,040,714	2,083,004	2,096,439	-1.8%
Loans – covered by FDIC loss share agreements	373,824	401,726	371,128	413,735	-9.6%
Total loans	2,432,548	2,442,440	2,454,132	2,510,174	-3.1%
Allowance for loan losses – non-covered	(34,397)	(34,465)	(38,275)	(44,999)	-23.6%
Allowance for loan losses – covered	(3,257)	(5,540)	(11,155)	−	n/m
Total allowance for loan losses	(37,654)	(40,005)	(49,430)	(44,999)	-16.3%
Net loans	2,394,894	2,402,435	2,404,702	2,465,175	-2.9%

Premises and equipment	69,862	68,898	67,741	54,039	29.3%
FDIC loss share receivable	120,950	142,894	123,719	93,125	29.9%
Intangible assets	69,958	70,184	70,358	70,577	-0.9%
Other real estate owned – non-covered	32,673	31,849	21,081	17,475	87.0%
Other real estate owned – covered	104,785	102,883	94,891	101,389	3.3%
Other assets	44,866	44,456	45,276	40,948	9.6%
Total assets	$3,302,698	3,333,749	3,278,932	3,360,337	-1.7%

Liabilities
Deposits:
Non-interest bearing demand	$334,109	323,223	292,759	290,388	15.1%
NOW accounts	376,999	371,693	292,623	370,654	1.7%
Money market accounts	502,235	497,112	498,312	492,983	1.9%
Savings accounts	146,977	145,576	153,325	154,955	-5.1%
Brokered deposits	157,177	175,161	143,554	94,073	67.1%
Internet time deposits	40,120	40,677	46,801	53,246	-24.7%
Other time deposits > $100,000	567,347	567,722	602,371	641,970	-11.6%
Other time deposits	604,440	626,254	622,768	653,213	-7.5%
Total deposits	2,729,404	2,747,418	2,652,513	2,751,482	-0.8%

Repurchase agreements	60,498	68,608	54,460	68,157	-11.2%
Borrowings	135,759	138,796	196,870	158,907	-14.6%
Other liabilities	25,224	26,629	30,486	30,836	-18.2%
Total liabilities	2,950,885	2,981,451	2,934,329	3,009,382	-1.9%

Shareholders’ equity
Preferred stock	63,500	65,000	65,000	65,000	-2.3%
Discount on preferred stock	−	(2,474)	(2,932)	(3,146)	-100.0%
Common stock	100,926	100,549	99,615	99,303	1.6%
Common stock warrants	4,592	4,592	4,592	4,592	0.0%
Retained earnings	186,654	188,737	183,413	188,028	-0.7%
Accumulated other comprehensive income (loss)	(3,859)	(4,106)	(5,085)	(2,822)	-36.7%
Total shareholders’ equity	351,813	352,298	344,603	350,955	0.2%
Total liabilities and shareholders’ equity	$3,302,698	3,333,749	3,278,932	3,360,337	-1.7%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010

Yield on loans	6.04%	6.24%	5.97%	6.16%	5.79%
Yield on securities – tax-equivalent (1)	4.14%	3.90%	3.87%	4.00%	4.26%
Yield on other earning assets	0.29%	0.32%	0.29%	0.41%	0.32%
Yield on all interest earning assets	5.60%	5.77%	5.54%	5.75%	5.36%

Rate on interest bearing deposits	0.85%	0.91%	0.99%	1.06%	1.16%
Rate on other interest bearing liabilities	1.22%	1.25%	1.24%	1.30%	1.52%
Rate on all interest bearing liabilities	0.88%	0.93%	1.00%	1.07%	1.17%
Total cost of funds	0.78%	0.82%	0.89%	0.96%	1.06%

Net interest margin – tax-equivalent (2)	4.79%	4.92%	4.62%	4.79%	4.30%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

  (1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
  (2)  Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(116)	(116)	(105)	(49)	(49)
Interest income – increased by accretion of loan discount (1)	3,339	4,014	2,515	3,233	1,231
Interest expense – reduced by premium amortization of deposits	96	130	53	–	296
Interest expense – reduced by premium amortization of borrowings	37	37	37	37	72
Impact on net interest income	$3,356	4,065	2,500	3,221	1,550

(1)
Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010

Non-covered nonperforming assets
Nonaccrual loans	$75,013	71,570	69,250	62,326	80,318
Restructured loans	11,257	16,893	19,843	33,677	20,447
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	86,270	88,463	89,093	96,003	100,765
Other real estate	32,673	31,849	26,961	21,081	17,475
Total non-covered nonperforming assets	$118,943	120,312	116,054	117,084	118,240

Covered nonperforming assets (1)
Nonaccrual loans (2)	$36,536	37,057	56,862	58,466	75,116
Restructured loans	16,912	24,325	16,238	14,359	4,160
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	53,448	61,382	73,100	72,825	79,276
Other real estate	104,785	102,883	95,868	94,891	101,389
Total covered nonperforming assets	$158,233	164,265	168,968	167,716	180,665

Total nonperforming assets	$277,176	284,577	285,022	284,800	298,905
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	1.87%	2.22%	2.92%	4.17%	0.88%
Nonperforming loans to total loans	5.74%	6.14%	6.52%	6.88%	7.17%
Nonperforming assets to total assets	8.39%	8.54%	8.38%	8.69%	8.90%
Allowance for loan losses to total loans	1.55%	1.64%	1.72%	2.01%	1.79%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.26%	1.74%	1.97%	3.10%	1.06%
Non-covered nonperforming loans to non-covered loans	4.19%	4.33%	4.35%	4.61%	4.81%
Non-covered nonperforming assets to total non-covered assets	4.21%	4.25%	4.05%	4.16%	4.16%
Allowance for loan losses to non-covered loans	1.67%	1.69%	1.75%	1.84%	2.15%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At September 30, 2011, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $65.0 million.